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                                                                    EXHIBIT 99.4


                               LETTER TO CLIENTS
                                      FOR
                 TENDER OF 12% SENIOR NOTES DUE 2008, SERIES A
                                IN EXCHANGE FOR
                      12% SENIOR NOTES DUE 2008, SERIES B
                          CAPROCK COMMUNICATIONS CORP.
        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
         ON NOVEMBER 13, 1998, UNLESS EXTENDED (THE "EXPIRATION DATE")
         PRIVATE NOTES TENDERED IN THE EXCHANGE OFFER MAY BE WITHDRAWN
                    AT ANY TIME PRIOR TO THE EXPIRATION DATE


To Our Clients:


    We are enclosing herewith a Prospectus, dated October 13, 1998, of CapRock Communications Corp. (the "Company"), a Texas corporation, and a related Letter of Transmittal (which together constitute the "Exchange Offer") relating to the offer by the Company to exchange its 12% Senior Notes Due 2008, Series B (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its issued and outstanding 12% Senior Notes Due 2008, Series A (the "Private Notes"), upon the terms and subject to the conditions set forth in the Exchange Offer.


    The Exchange Offer is not conditioned upon any minimum number of Private Notes being tendered.

    We are the holder of record of Private Notes held by us for your own account. A tender of such Private Notes can be made only by us as the record holder and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Private Notes held by us for your account.

    We request instructions as to whether you wish to tender any or all of the Private Notes held by us for your account pursuant to the terms and conditions of the Exchange Offer. We also request that you confirm that we may on your behalf make the representations contained in the Letter of Transmittal.


    Pursuant to the Letter of Transmittal, each holder of Private Notes will represent to the Company that (i) the Exchange Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such Exchange Notes, (ii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution within the meaning of the Securities Act of such Exchange Notes,
(iii) if the holder or any such other person is not a broker-dealer, neither the holder nor any such other person is engaged in or intends to participate in the distribution of such Exchange Notes, and (iv) neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or, if the holder or any such other person is an "affiliate," that the holder or any such other person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. If the holder or any such other person is a broker-dealer (whether or not it is also an "affiliate") that will receive Exchange Notes for its own account in exchange for Private Notes, it will represent that such Private Notes were acquired as a result of market-making activities or other trading activities, and it will acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes, the holder is not deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Each holder of the Private Notes will further be required to acknowledge that if the holder or the person receiving the Exchange Notes is participating in the Exchange Offer for the purpose of distributing the Exchange Notes (i) the holder or such person cannot rely on the position of the staff of the Commission in certain no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange

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Notes, and (ii) failure to comply with such requirements in such instance could result in the holder or such person incurring liability under the Securities Act for which the holder or such person is not indemnified by the Company.


                                          Very truly yours,